UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12.

INTERNATIONAL COAL GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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300 Corporate Centre Drive

Scott Depot, West Virginia 25560

April 17, 2007

Dear International Coal Group, Inc. Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of International Coal Group, Inc., which will be held on Thursday, May 17, 2007, at 10:00 a.m. at the Tribeca Grand Hotel, 2 Avenue of the Americas, New York, NY 10013.

All holders of record of International Coal Group, Inc. common stock as of April 12, 2007 are entitled to vote at the 2007 Annual Meeting.

As described in the accompanying Notice and Proxy Statement, you will be asked to elect two Class II directors for three-year terms expiring in 2010 and to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2007.

Our Annual Report for the year ended December 31, 2006 is enclosed. Your proxy card is also enclosed. If you are the registered holder of your shares, then you may vote your shares using the Internet or telephone voting options explained on your proxy card or by signing, dating and returning the enclosed proxy card without delay in the enclosed return envelope. If you hold your shares in “street name” through a bank, broker or other nominee, then you may vote your shares by mailing your signed proxy card in the enclosed return envelope, or by telephone or the Internet if your bank, broker or other nominee has provided you with instructions on how to do so. Specific instructions for voting by telephone or the Internet will be provided by your bank, broker or nominee.

Sincerely,

Wilbur L. Ross, Jr. Chairman of the Board	Bennett K. Hatfield President and Chief Executive Officer

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2007

The 2007 Annual Meeting of Stockholders of International Coal Group, Inc., (“ICG”) a Delaware corporation, will be held on Thursday, May 17, 2007, at 10:00 a.m., at the Tribeca Grand Hotel, 2 Avenue of the Americas, New York, NY 10013, for the following purposes:

(1)	To elect two Class II directors to serve for a three-year term expiring in 2010;

(2)	To ratify the appointment of Deloitte & Touche LLP as ICG’s independent registered public accountants for the fiscal year ending December 31, 2007; and

(3)	To transact such other business as may properly come before the 2007 Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 12, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2007 Annual Meeting or any adjournment or postponement thereof.

A list of stockholders entitled to vote at the 2007 Annual Meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at ICG’s principal executive offices, located at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560, during the ten days preceding the 2007 Annual Meeting.

By Order of the Board of Directors,

Roger L. Nicholson Senior Vice President, General Counsel and Secretary

April 17, 2007

YOUR VOTE IS IMPORTANT. IF YOU ARE THE REGISTERED HOLDER OF YOUR SHARES, THEN YOU MAY VOTE YOUR SHARES USING THE INTERNET OR TELEPHONE VOTING OPTIONS EXPLAINED ON YOUR PROXY CARD OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED RETURN ENVELOPE. IF YOU HOLD YOUR SHARES IN “STREET NAME” THROUGH A BANK, BROKER OR OTHER NOMINEE, THEN YOU MAY VOTE YOUR SHARES BY MAILING YOUR SIGNED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, OR BY TELEPHONE OR THE INTERNET IF YOUR BANK, BROKER OR OTHER NOMINEE HAS PROVIDED YOU WITH INSTRUCTIONS ON HOW TO DO SO. SPECIFIC INSTRUCTIONS FOR VOTING BY TELEPHONE OR THE INTERNET WILL BE PROVIDED BY YOUR BANK, BROKER OR NOMINEE.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2007 ANNUAL MEETING

We mailed this proxy statement, proxy card and our Annual Report for the fiscal year ended December 31, 2006 to all stockholders entitled to vote at the 2007 Annual Meeting on or about April 17, 2007. The 2007 Annual Meeting will be held on Thursday, May 17, 2007, at 10:00 a.m. at the Tribeca Grand Hotel, 2 Avenue of the Americas, New York, NY 10013. Directions to the 2007 Annual Meeting can be found at the back of this proxy statement.

Q:    Why did I receive this proxy statement?

A:    The Board of Directors is soliciting your proxy to vote at the 2007 Annual Meeting because you were a holder of International Coal Group, Inc. common stock as of April 12, 2007, the record date, and are entitled to vote at the 2007 Annual Meeting. As of the record date, there were 152,904,788 shares of common stock outstanding. This proxy statement summarizes the information you need to know to vote at the 2007 Annual Meeting.

Q:    What are the voting recommendations of the Board of Directors?

A:    The Board of Directors recommends the following votes:

•	FOR each of the director nominees (Proposal 1).

•	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 (Proposal 2).

Q:    Will any other matters be voted on?

A:    We are not aware of any other matters that will be brought before the stockholders for a vote at the 2007 Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize your appointed proxies to vote on such matters in their discretion.

Q:    How many votes do I have?

A:    Each share of common stock that you owned at the close of business on April 12, 2007, the record date, is entitled to one vote. These shares include:

•	shares held directly in your name as the “stockholder of record;” and

•	shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”

Q:    How do I vote by proxy?

A:    If you are the registered holder of your shares, then you may vote your shares using the Internet or telephone voting options explained on your proxy card or by signing, dating and returning the enclosed proxy card without delay in the enclosed return envelope. If you hold your shares in “street name” through a bank, broker or other nominee, then you may vote your shares by mailing your signed proxy card in the enclosed return envelope, or by telephone or the Internet if your bank, broker or other nominee has provided you with instructions on how to do so.

Specific instructions for voting by telephone or the Internet will be provided by your bank, broker or nominee. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted: (i) for the nominees for director named in this proxy statement, (ii) for the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2007, and (iii) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters which properly come before the 2007 Annual Meeting.

Returning your completed proxy will not prevent you from voting in person at the 2007 Annual Meeting should you be present and desire to do so.

Q:    Can I change my vote?

A:    Yes, if you are a stockholder of record, you can change your vote or revoke your proxy at any time before the 2007 Annual Meeting by:

•	submitting by mail, telephone or Internet a valid, later-dated proxy, as described on your proxy card;

•	if your bank, broker or other nominee has provided you with instructions on how to do so, submitting a valid, subsequent vote by telephone or the Internet;

•	notifying our Secretary in writing before the 2007 Annual Meeting that you have revoked your proxy; or

•	voting in person at the 2007 Annual Meeting.

Q:    If I hold shares in street name, how can I vote my shares?

A:    You can submit voting instructions to your bank, broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the voting instruction card included in these proxy materials by your bank, broker or nominee.

Q:    What will happen if I do not instruct my bank, broker or other nominee how to vote?

A:    If your shares are held in street name and you do not instruct your bank, broker or other nominee how to vote, your bank, broker or other nominee may vote your shares at its discretion on routine matters such as the election of directors (Proposal 1) or ratification of the independent registered public accounting firm (Proposal 2).

On non-routine matters, if any, banks, brokers and other nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes have the same effect as votes cast against a particular proposal except for the election of directors for which broker non-votes will have no impact.

Q:    How many shares must be present to hold the 2007 Annual Meeting?

A:    Holders of a majority of the shares of our outstanding common stock as of the record date, or 76,452,395 shares, must be represented in person or by proxy at the 2007 Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “withhold” votes and broker non-votes also will be counted in determining whether a quorum exists.

Q:    What vote is required to approve each proposal?

A:    In the election of directors, the two nominees receiving the highest number of “FOR” votes will be elected. Abstentions and proxies marked “withhold” will have no impact on the election of directors. All other proposals require the affirmative vote of the holders of at least a majority of the shares represented in person or by proxy at the Annual Meeting, or 76,452,395 shares. Accordingly, abstentions and broker non-votes will count as votes against such proposals.

Q:    Who is paying the costs of soliciting these proxies?

A:    We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

Q:    What do I need to do to attend the 2007 Annual Meeting?

A:    You are entitled to attend the annual meeting only if you were a stockholder as of the close of business on April 12, 2007 or hold a valid proxy for the 2007 Annual Meeting. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank or nominee, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 12, 2007, a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2007 Annual Meeting.

Q:    Where can I find the voting results of the 2007 Annual Meeting?

A:    We intend to announce preliminary voting results at the 2007 Annual Meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2007.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each class serving a staggered three-year term. At the 2007 Annual Meeting, the terms of the current Class II Directors (Cynthia B. Bezik and William J. Catacosinos) will expire. The terms of the Class III Directors (Bennett K. Hatfield, Wilbur L. Ross, Jr. and Wendy L. Teramoto) and Class I Directors (Maurice E. Carino, Jr. and Stanley N. Gaines) will expire at the Annual Meetings to be held in 2008 and 2009, respectively.

The Board of Directors has nominated incumbent directors Cynthia B. Bezik and William J. Catacosinos for reelection as Class II directors. Each of the nominees was recommended for reelection by the Nominating and Corporate Governance Committee and has been approved by the Board of Directors. Each of the nominees has consented to serve for the new term if elected. If any nominee becomes unavailable for any reason or should a vacancy occur before the election, which events are not anticipated, your proxy authorizes us to vote for such other person as a director. The Board of Directors has no reason to believe that the persons named as nominees will be unable to serve. A plurality of the votes of the shares of common stock present in person or by proxy and entitled to vote on the election of directors is required to elect Cynthia B. Bezik and William J. Catacosinos under applicable Delaware law. In determining whether each nominee has received the requisite number of votes, abstentions will not be counted.

The Board of Directors unanimously recommends a vote “FOR” each of the Class II nominees named below.

Class II Director Nominees—Term Expiring in 2010

Cynthia B. Bezik

Ms. Bezik, age 54, is an incumbent Director nominated for reelection. She has been a Director since April 2005 and a Director of ICG, Inc. since December 2004. Ms. Bezik has over thirty years of financial management experience. Since May 2006, she has been the Chief Financial Officer of WCI Steel, Inc. From May 2004 to May 2006, Ms. Bezik was a financial consultant to the $300 million Senior Secured Noteholders in the WCI Steel, Inc. bankruptcy proceedings. She was Senior Vice President—Finance and Chief Financial Officer at Cleveland-Cliffs Inc, from November 1997 through July 2003. Prior to that, she was the Treasurer at Cleveland-Cliffs from October 1994 through October 2003. Cleveland-Cliffs Inc, a NYSE-listed company, is a major supplier to the steel industry. Earlier in her career, she was on the audit staff of Ernst & Young, LLP, a professional services organization, and worked for AM International, a large manufacturing concern. In September 2005, Ms. Bezik joined the Board of Managers of Cadence Innovation LLC (f/k/a New Venture Holdings, LLC), a privately held, tier-one automotive supplier, and in October 2005, was appointed Chair of its Audit Committee. From February through September 2004, Ms. Bezik was a Director and Chair of the Audit Committee of Oxford Automotive, Inc., a privately held, tier-one automotive supplier, prior to its filing for reorganization in 2004. In addition, she is on the Board of Trustees and the Executive Committee and serves as Treasurer of the Achievement Centers for Children, a for profit organization serving special needs children in Northeastern Ohio. Ms. Bezik is a CMA (Certified Management Accountant) and holds an M.B.A. from Case Western Reserve University.

William J. Catacosinos

Dr. Catacosinos, age 76, is an incumbent Director nominated for reelection. He has been a Director since April 2005 and a Director of ICG, Inc. since December 2004. Dr. Catacosinos has served as Managing Partner of Laurel Hill Capital Partners, a private equity investment firm, for over five years. Until the end of 2005, Dr. Catacosinos served as the Chairman, President and CEO of TNP Enterprises, Inc., the parent of Texas-New Mexico Power, an electric utility located in Fort Worth, Texas. Dr. Catacosinos was Chairman and Chief Executive Officer of Long Island Lighting Company, an electric utility, from January 1984 to July 1998.

Dr. Catacosinos was also a director of Preservation Science, Inc., a company in St. Petersburg, Florida, that researches, develops and markets preservatives and preservative technologies for food, beverage and industrial products. He earned a B.S. degree, an M.B.A. and a Ph.D. in Economics from New York University.

Class III Continuing Directors—Term Expiring in 2008

Wilbur L. Ross, Jr.

Mr. Ross, age 69, has served as the Non-Executive Chairman of our Board of Directors since April 2005 and has served in the same capacity at ICG, Inc. since October 2004. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a merchant banking firm, a position he has held since April 2000. Mr. Ross is also the Managing Member of the General Partner of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., WLR Recovery Fund III L.P., Asia Recovery Fund, Asia Recovery Fund Co-Investment and Absolute Recovery Hedge Fund, India Asset Recovery Fund, Japan Real Estate Recovery Fund, and Chairman of the Investment Committee of the Taiyo Fund. Mr. Ross is also Chairman of International Textile Group, Inc., a provider of global textile solutions and distinguished market brands to apparel and interior furnishings customers worldwide, Nano-Tex, LLC, a fabric innovations company located in the United States, IPE-Ross, an investment partnership investing in middle market European buyouts, and International Auto Components Group SL, a joint venture company with interests in automotive interior plastics. Mr. Ross is a board member of Arcelor Mittal Steel Company and Compagnie Européenne de Wagons SARL in Luxembourg, Insuratex, Ltd., an insurance company in Bermuda, Blue Ocean Re Holdings Ltd., Montpelier Re Holdings Ltd., Panther Re Holdings Ltd., Nikko Electric Industry Co. Ltd., an electrical equipment company in Japan, Ohizumi Manufacturing Company, an electrical equipment company in Japan, Wagon PLC, Plascar Participacoes SA, Phoenix International Insurance Company, and Clarent Hospital Corp., an operator of acute care hospitals and related healthcare businesses. Mr. Ross is also a member of the Business Roundtable. Previously, Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000. Mr. Ross was also formerly Chairman of the Smithsonian Institution National Board and currently is a board member of Whitney Museum of American Art, the Japan Society and the Yale University School of Management. He holds an A.B. from Yale University and an M.B.A., with distinction, from Harvard University.

Bennett K. Hatfield

Mr. Hatfield, age 50, has been our President and Chief Executive Officer since March 2005. Prior to joining us, Mr. Hatfield served as President, Eastern Operations of Arch Coal, Inc., a producer of coal in the eastern and western United States, from March 2003 until March 2005. Prior to joining Arch Coal, Inc., Mr. Hatfield was Executive Vice President of El Paso Energy’s Coastal Coal Company, a Central Appalachian coal producer, from December 2001 through February 2003. That assignment was preceded by a lengthy career with Massey Energy Company, a Central Appalachian coal producer, where he last served as Executive Vice President and Chief Operating Officer from June 1998 through December 2001. Mr. Hatfield has a B.S. in mining engineering from Virginia Polytechnic Institute and University.

Wendy L. Teramoto

Ms. Teramoto, age 32, has been a Director since October 2004 and was Secretary of ICG, Inc. from October 2004 until April 2005. Currently, Ms. Teramoto is a Senior Vice President at WL Ross & Co. LLC. Ms. Teramoto is also a director of Phoenix International Insurance Company, an insurance company. Prior to her position at WL Ross & Co. LLC, Ms. Teramoto was a Vice President at WL Ross & Co. from April 2000 through July 2005. Prior to joining WL Ross & Co., Ms. Teramoto worked at Rothschild Inc., an investment banking firm. Ms. Teramoto received a B.S. in accounting and finance from the University of Colorado.

Class I Continuing Directors—Term Expiring in 2009

Maurice E. Carino, Jr.

Maurice E. Carino, Jr., age 62, has been a Director since May 2006. Since April 2003, Mr. Carino has owned and operated a family business. From April 2003 to May 2005, Mr. Carino was also a consultant to

International Steel Group Inc., representing the company on Capitol Hill on a wide range of legislative issues, including international trade, taxes and healthcare. Beginning in 1985 until 2003, Mr. Carino held various positions with Bethlehem Steel Corporation, including Manager of Federal Government Affairs, and Vice President of Federal Government Affairs. While at Bethlehem Steel, Mr. Carino also (i) served as Bethlehem Steel’s Washington representative to the Business Roundtable, (ii) was a member of President George W. Bush’s Industry Sector Advisory Committee for steel related issues, and (iii) served as a chairman of the American Iron and Steel Institute’s Federal Government Affairs Committee, as well as a member of its Energy, Environment and Tax. Prior to joining Bethlehem Steel in 1985, Mr. Carino was employed by the Electric Power Research Institute as Regional Manager of Member Services and worked for General Electric in various industry segments for over 15 years. Mr. Carino was also a founding member of the Washington Coal Club. He has a B.S. in Engineering Management from Boston University and an M.B.A. from University of Santa Clara.

Stanley N. Gaines

Mr. Gaines, age 72, has been a Director since May 2006. Since August 2000, Mr. Gaines, has served as a director and member of the audit committee of ModTech Holdings, Inc., a national designer and manufacturer of modular buildings. Mr. Gaines served as the Chairman and CEO of GNB Inc., an automotive and industrial battery company, from 1982 to 1988. Prior to GNB, Inc., Mr. Gaines was Senior Vice President, International from 1981 through 1983 and Group Vice President, Batteries from 1971 through 1981 for Gould Inc, an international and diversified manufacturer. In addition, Mr. Gaines serves as a director of the Battery Council International and as a director and an executive committee member of Students in Free Enterprise. Mr. Gaines attended the University of Virginia and the Harvard Business School Advanced Management Program.

PROPOSAL TWO

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has recommended, and the Board of Directors has approved, Deloitte & Touche LLP to act as our independent registered public accountants for the fiscal year ending December 31, 2007. The Board of Directors has directed that such appointment be submitted our stockholders for ratification at the 2007 Annual Meeting. Deloitte & Touche LLP were our independent registered public accountants for the fiscal year ending December 31, 2006.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants is not required. The Board of Directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board of Directors will reconsider whether or not to retain Deloitte & Touche LLP or another firm. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different accounting firm at any time during the 2007 fiscal year if the Board of Directors determines that such a change would be in our best interests and in the best interests of our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the 2007 Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR this proposal.

PROPOSAL THREE

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2007 Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, the person or persons voting your shares pursuant to instructions by proxy card, by Internet or by telephone will vote your shares in accordance with best judgment on such matters. The chairman of the 2007 Annual Meeting may refuse to allow presentation of a proposal or a nominee for the Board of Directors if the proposal or nominee was not properly submitted.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

All of our employees, and executive officers, are required to comply with our Code of Business Conduct and Ethics. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The text of the Code of Business Conduct and Ethics is available on our website (www.intlcoal.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print. We will also post on our website any amendment to, or waiver from, a provision of our policies as required by law. In addition, the Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. These principles were adopted by the Board to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management and to help ensure that the interests of the Board and management align with the interests of the stockholders. The text of the Guidelines is available on our website (www.intlcoal.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print.

Director Independence

As required by the rules of the New York Stock Exchange (“NYSE”), the Board of Directors evaluates the independence of its members at least once annually and at other appropriate times (e.g., in connection with a change in employment status or other significant status changes) when a change in circumstances could potentially impact the independence or effectiveness of a director.

This process is administered by the Nominating and Corporate Governance Committee, which consists entirely of directors who are independent under applicable NYSE rules. To assist it in making its independence determinations, the Board of Directors has adopted categorical standards to identify relationships that are deemed to impair a director’s independence. If none of the relationships enumerated in the categorical standards are present, a director will be deemed to be independent. These categorical standards are attached as an annex to the Company’s above-described Guidelines on Significant Corporate Governance Issues. These categorical standards, which are consistent with the general requirements of independence under the NYSE rules, provide that a director is independent if the Board determines that he or she currently has no direct or indirect material relationship with us and:

•	for the last three years, the director has not been our employee and no member of the director’s immediate family has been one of our executive officers;

•

for the last three years, neither the director, nor any member of the director’s immediate family, has received more than $100,000 during any 12-month period in direct compensation from us (other than director or committee fees, pensions or deferred compensation);

•

(i) the director is not a current partner or employee of our internal or external auditor; (ii) no member of the director’s immediate family member is a current partner or a current employee of such firm or participates in the firm’s audit, assurance or tax compliance practice; and (iii) neither the director nor any immediate family member has been within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

•

for the last three years, neither the director, nor any member of the director’s immediate family, has been employed as an executive officer of another company whose compensation committee includes one of our executive officers; or

•

the director is not employed by, and no member of the director’s immediate family is an executive officer of, any company that within the last three years has made payments to, or received payments from, us for property or services in annual amounts exceeding the greater of $1 million or 2% of such other company’s consolidated gross revenues.

After considering the above standards for independence and the standards for independence adopted by the NYSE, the Board of Directors has determined that all current directors (including those nominated for reelection) other than Mr. Hatfield (i.e., six of seven) are independent.

In making this determination, the Nominating and Corporate Governance Committee and the Board of Directors broadly considered all relevant facts and circumstances, including:

•	the nature of any relationships with us;

•	the significance of the relationship to us, the other organization and the individual director;

•	whether or not the relationship is solely a business relationship in the ordinary course of our and the other organization’s businesses and does not afford the director any special benefits; and

•	any commercial, banking, consulting, legal, accounting, charitable and familial relationships.

None of the directors other than Mr. Hatfield receives any compensation from us other than customary director and committee fees. We pay WL Ross & Co. LLC a fee for advisory services and have reimbursed certain counsel fees for WL Ross & Co. LLC and Mr. Ross as further described under “Certain Relationships and Related Party Transactions” described below. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC. The Board of Directors has determined that these fees do not impair Mr. Ross’ independence under the foregoing standards.

Director Compensation

Directors who are also our employees receive no additional pay for serving as directors. We currently compensate our non-employee directors in the amount of $50,000 per year and $1,600 per meeting as well as reimbursement for travel or other expenses incurred in connection with their service.

Board Attendance

The Board of Directors held eight meetings during 2006. During that period, each incumbent director attended all of the meetings of the Board of Directors and the committees on which he or she served that were held during his or her tenure as director. Board members are expected to attend the 2007 Annual Meeting. Our independent directors held four executive sessions outside the presence of management in 2006. The Board of Directors has elected Mr. Ross to preside at these executive sessions.

Communication with the Board of Directors

Stockholders and other parties interested in communicating directly with our Board of Directors, a board committee or with an individual director may do so by sending an email to RNicholson@intlcoal.com or writing to such group or persons at:

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

Attention: Roger L. Nicholson, Senior Vice President, Secretary and General Counsel

Communications should specify the addressee(s) and the general topic of the communication. Our general counsel will review and sort communications before forwarding them to the addressee(s). Concerns relating to accounting or auditing matters or possible violations of our Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct and Ethics, which is available on our website (www.intlcoal.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print.

Committees of The Board of Directors

The Board of Directors has appointed three standing committees from among its members to assist it in carrying out its obligations. These committees include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each standing committee has adopted a formal charter that describes in more detail its purpose, organizational structure and responsibilities. A copy of each committee charter can be found on our website (www.intlcoal.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print. A description of each committee and its membership follows.

Compensation Committee

Our Compensation Committee currently consists of Mr. Gaines (Chair), Ms. Bezik and Mr. Carino, all of whom the Board of Directors has determined meet the relevant NYSE independence requirements.

The Compensation Committee met four times during 2006. Some of the primary responsibilities of the Compensation Committee include the following:

•

annually reviewing the corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and together with the other independent members of the Board of Directors, determining and approving the CEO’s compensation levels, including salary, bonus, incentive and equity compensation, based on this evaluation;

•

annually reviewing the evaluation process and compensation structure for our other executive officers, evaluating the performance of our other executive officers and approving the annual compensation levels, including salary, bonus, incentive and equity compensation, for such executive officers based on these evaluations;

•	reviewing our incentive compensation plans and equity-based compensation plans and recommending changes to such plans to the Board as needed;

•	taking such actions as are contemplated to be taken by the Compensation Committee under our equity incentive and other employee benefit plans; and

•

reviewing our “Compensation Discussion and Analysis,” making a recommendation as to whether to include it in our Annual Report on Form 10-K and proxy statement relating to our annual meeting of stockholders, and including such recommendation in our proxy statement for our annual meeting of stockholders.

A separate Report of the Compensation Committee is set forth on page 28 of this proxy statement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance committee currently consists of Dr. Catacosinos (Chair), Mr. Carino and Ms. Teramoto, all of whom the Board of Directors has determined meet the relevant NYSE independence requirements.

The Nominating and Corporate Governance Committee met two times in 2006. The duties of the Nominating and Corporate Governance Committee include, among other things:

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending candidates to fill vacancies and newly-created positions on our Board of Directors;

•	recommending whether incumbent directors should be nominated for re-election to the Board of Directors;

•	review and recommending corporate governance principles applicable to our Board of Directors and our employees; and

•	recommending Board members to Board of Directors for committee membership.

Our Chief Executive Officer, members of the Nominating and Corporate Governance Committee, and other members of our Board of Directors are the primary sources for the identification of prospective nominees. The Nominating and Corporate Governance Committee also has authority to retain third-party search firms to identify director candidates. The Nominating and Corporate Governance Committee assesses potential director nominees based on a variety of factors, such as judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size and the interplay of the candidate’s experience with the other directors.

The Nominating and Corporate Governance Committee will also consider director recommendations from stockholders that are properly submitted. This does not necessarily mean, however, that any person recommended by a stockholder will be nominated by the Nominating and Corporate Governance Committee. For a description of the process for nominating directors in accordance with the Bylaws, please refer to “Stockholder Proposals for the 2008 Annual Meeting” on page 34 of this proxy statement.

Audit Committee

Our Audit Committee currently consists of Ms. Bezik (Chair), Dr. Catacosinos and Mr. Gaines, all of whom the Board of Directors has determined meet the relevant NYSE independence requirements. In addition, Ms. Bezik meets the NYSE and Securities and Exchange Commission (“SEC”) standards of possessing accounting or related financial management expertise. The Audit Committee oversees the engagement of independent registered public accountants, reviews our annual financial statements and the scope of annual audits and considers matters relating to accounting policies and internal controls.

The Audit Committee met 11 times during 2006. The Audit Committee’s purposes are to:

•	assist the Board of Directors in fulfilling its oversight responsibility with respect to:

•	the integrity of our financial statements;

•	our financial reporting process and our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence;

•	our systems of internal accounting and financial controls;

•	the performance of our independent auditors and our internal audit function; and

•	produce the Audit Committee’s report to be included in our annual proxy statement.

Some of the primary responsibilities of the Audit Committee include the following:

•	to appoint our independent registered public accounting firm, which shall report directly to the Audit Committee;

•	to approve all audit engagement fees and terms and all permissible non-audit engagements with our independent registered public accounting firm;

•	to ensure that we maintain an internal audit function and review the appointment of the senior internal audit team and/or provider;

•

to meet on a regular basis with our financial management, internal audit management and independent registered public accounting firm to review matters relating to our internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the independent registered public accounting firm and other matters relating to our financial condition;

•

to oversee our financial reporting process and to review in advance our Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, annual reports to stockholders, proxy materials and earnings press releases;

•	to review our guidelines and policies with respect to risk assessment and risk management, and to monitor our major financial risk exposures and steps management has taken to control such exposures;

•	to review and approve related person transactions in accordance with our policies and procedures; and

•	to make regular reports to the Board of Directors regarding the activities and recommendations of the Audit Committee.

A separate Report of the Audit Committee is set forth on page 33 of this proxy statement.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of the date of this filing:

Name	Age	Position(s)
Bennett K. Hatfield	50	President, Chief Executive Officer and Director
Bradley W. Harris	47	Vice President and Chief Financial Officer
William D. Campbell	59	Vice President, Purchasing and Risk Management and Treasurer
Roger L. Nicholson	46	Senior Vice President, Secretary and General Counsel
Samuel R. Kitts	45	Senior Vice President, West Virginia and Maryland Operations
William Scott Perkins	51	Senior Vice President, Kentucky and Illinois Operations
Phillip Michael Hardesty	44	Senior Vice President, Sales and Marketing
Oren Eugene Kitts	52	Senior Vice President, Mining Services
Charles G. Snavely	51	Vice President, Planning and Acquisitions

Bennett K. Hatfield—President, Chief Executive Officer and Director

Mr. Hatfield has been our President and Chief Executive Officer since March 2005. Prior to joining us, Mr. Hatfield served as President, Eastern Operations of Arch Coal, Inc., a producer of coal in the eastern and western United States, from March 2003 until March 2005. Prior to joining Arch Coal, Inc., Mr. Hatfield was Executive Vice President of El Paso Energy’s Coastal Coal Company, a Central Appalachian coal producer, from December 2001 through February 2003. That assignment was preceded by a lengthy career with Massey Energy Company, a Central Appalachian coal producer, where he last served as Executive Vice President and Chief Operating Officer from June 1998 through December 2001. Mr. Hatfield has a B.S. in mining engineering from Virginia Polytechnic Institute and University.

Bradley W. Harris—Vice President and Chief Financial Officer

Mr. Harris has been our Vice President and Chief Financial Officer since September 2006. Prior to joining us, Mr. Harris was employed by GMH Communities Trust, or GMH, a self-advised, self-managed, specialty housing company, where he most recently served as Executive Vice President and Chief Financial Officer and was responsible for financial reporting, accounting, information technology and human resources from August 2004 through March 2006. From April 2004 through July 2004, Mr. Harris served as a consultant for GMH Associates, Inc. and GMH on accounting matters. In July 2004, Mr. Harris was appointed Senior Vice President and Chief Accounting Officer of GMH, and was appointed Chief Financial Officer in August 2004. From September 1999 through March 2004, Mr. Harris served as Vice President and Chief Accounting Officer of Brandywine Realty Trust, an office property REIT. Prior to that time, Mr. Harris served as the Controller of Envirosource, Inc., a service provider to the steel industry, from 1996 through 1999, and as an Audit Senior Manager for Ernst & Young LLP, specializing in real estate, from 1981 through 1996. Mr. Harris received a B.S. in accounting in 1981 and an M.B.A. in 1986, both from Lehigh University.

William D. Campbell—Vice President, Purchasing and Risk Management, and Treasurer

Mr. Campbell has been our Vice President, Purchasing and Risk Management and Treasurer since September 2006. Prior to that, Mr. Campbell served as the Company’s Vice President and Treasurer from March 2005, the Company’s Secretary from April 2005 until February 2006 and Assistant Secretary from February 2006 to September 2006. Mr. Campbell was a Vice President and Treasurer of ICG, Inc. since October 2004. Prior to his employment with us, Mr. Campbell held various positions with our predecessor. From November 2003 until September 2004, Mr. Campbell was Horizon’s Vice President and Controller and Vice President, Planning and Budgets from June 2002 until October 2003. From 1998 until June 2002, Mr. Campbell was Assistant Controller—Operations/Budget/Forecasts at AEI Resources, Inc. Mr. Campbell received his B.S. in accounting from Brescia College.

Roger L. Nicholson—Senior Vice President, Secretary and General Counsel

Mr. Nicholson has been our Senior Vice President and General Counsel since April 2005 and our Secretary since February 2006. Prior to joining us, Mr. Nicholson was a member at the law firm of Jackson Kelly, PLLC from April 2002 to April 2005. His practice focused on energy and natural resources, mergers and acquisitions and commercial and mineral real estate. Before joining Jackson Kelly, PLLC, Mr. Nicholson served as Vice President, Secretary and General Counsel of Massey Energy Company, a Central Appalachian coal producer, from February 2000 to April 2002. From June 1995 to February 2000, Mr. Nicholson was assistant general counsel of Massey Energy Company. He earned a B.S. in economics from Georgetown College and a J.D. from the University of Kentucky.

Samuel R. Kitts—Senior Vice President, West Virginia and Maryland Operations

Mr. Kitts has been our Senior Vice President, West Virginia and Maryland Operations since April 2005. Prior to his employment with us, Mr. Kitts was the Vice President of Alpha Natural Resources Services from April 2004 to April 2005 and the President of Brooks Run Mining Co., LLC, a Central Appalachian coal producer, from February 2003 to April 2005. From March 2002 to February 2003, Mr. Kitts was the President of Brooks Run Coal Company. Prior to that time, Mr. Kitts held various management positions at Massey Energy Company from December 1986 to March 2002. Mr. Kitts received both a B.S. in geology and an M.B.A. from Marshall University.

William Scott Perkins—Senior Vice President, Kentucky and Illinois Operations

Mr. Perkins has been our Senior Vice President, Kentucky and Illinois Operations since April 2005 and held the same positions at ICG, Inc. since January 2005. Prior to his employment with us, Mr. Perkins held various positions with our predecessors. From July 2003 through January 2005, Mr. Perkins was the Vice President and

General Manager of the Evergreen Mining Company Division of Horizon, the Vice President and General Manager of Horizon’s Kentucky Division—Union Free from October 2001 until June 2003 and the Vice President—Appalachian Region Union Free Surface Operations of AEI Resources from May 1999 until September 2001. Mr. Perkins received his B.S. in geology from Kent State University.

Phillip Michael Hardesty—Senior Vice President, Sales and Marketing

Mr. Hardesty has been our Senior Vice President, Sales and Marketing since April 2005. Previously, Mr. Hardesty held various positions with Arch Coal, Inc., a producer of coal in the eastern and western United States. Mr. Hardesty was (i) Vice President, Commercial Optimization from January 2005 through April 2005 (ii) Vice President, Marketing Services from July 2002 through January 2005 and (iii) Director of Marketing Services from August 1998 until July 2002. Mr. Hardesty received his B.S. in accounting from the University of Kentucky.

Oren Eugene Kitts—Senior Vice President, Mining Services

Mr. Kitts has been our Senior Vice President, Mining Services since May 2005. Prior to his employment with us, Mr. Kitts was most recently Vice President, Environmental & Technical Affairs for Eastern Operations at Arch Coal, Inc. from May 2003 until May 2005. Prior to Arch, Mr. Kitts was a partner in Summit Engineering Company, a Central Appalachian regional mining and civil engineering company, from May 1996 until May 2003. Prior to March 1996, Mr. Kitts spent over twelve years with Massey Coal, a Central Appalachian coal producer, in a variety of technical and management assignments, including president of Massey Coal Services. Mr. Kitts initially worked for Pickands Mather & Company, an iron ore mining and shipping company, as the environmental engineer for its coal mining operations in southern West Virginia and eastern Kentucky. Mr. Kitts has a B.S. in civil engineering from West Virginia University.

Charles G. Snavely—Vice President, Planning and Acquisitions

Mr. Snavely has been our Vice President, Planning and Acquisitions since July 2005. Prior to his employment with us, Mr. Snavely was most recently President of Bell County Coal Corporation at James River Coal Company, a Central Appalachia coal producer, from February 1995 until July 2005. While at Bell County Coal, Mr. Snavely was also the President of Bledsoe Coal Corporation, Bledsoe Coal Leasing Corporation and Shamrock Coal Company, all subsidiaries of James River Coal Company, from February 2003 until joining us. Mr. Snavely has a B.S. in mining engineering from Virginia Tech University.

Each executive officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers other than among two executive officers, Samuel R. Kitts and Oren Eugene Kitts, who are brothers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion of executive compensation contains descriptions of various employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements which are on file with the SEC.

Objectives of Our Compensation Program

Our primary objective with respect to executive compensation is to design compensation programs which will align our executives’ compensation with our overall business strategies, including achievement of pre-established safety, environmental and financial objectives and attract, retain and motivate highly-qualified executives. The Compensation Committee of our Board of Directors is responsible for developing and maintaining appropriate compensation programs for our executive officers, including our named executive officers. In order to enhance the Compensation Committee’s ability to carry out these responsibilities effectively, as well as ensure that we maintain strong links between executive pay and performance, the Compensation Committee:

•	reviews annual compensation and benefit values that are being offered to each executive;

•	reviews annual compensation and benefit values that are being offered by peer companies in the coal industry;

•	reviews performance of senior management, including the named executive officers, with our Chief Executive Officer;

•	meets with our Chief Executive Officer and other members of senior management in connection with compensation matters and periodically meets in executive session without management; and

•	reviews compensation provided to our employees across the Company to keep executive compensation aligned with general compensation.

Design of the Compensation Program

The compensation program for senior management, including our named executive officers, is designed to reinforce the importance of performance and accountability—at both the individual and corporate levels. In addition to focusing on “pay for performance,” our compensation program is designed to:

•

balance short-term (base salaries and annual cash bonus) and long-term (awards of stock options and restricted stock) goals (approximately 50% of the Chief Executive Officer’s target total compensation is delivered through long-term incentives);

•	deliver a mix of cash and non-cash compensation, as well as fixed and at-risk compensation that is related to stockholder value and our overall performance;

•	provide guidelines for a compensation program that is competitive with our compensation peer group in the coal industry; and

•	use equity-based awards and annual incentives that are linked to stockholder value and achievement of individual, business unit and corporate performance.

Each element of our compensation program is reviewed individually and considered collectively with the other elements of our compensation program to ensure that it is consistent with the goals and objectives of both that particular element of compensation and our overall compensation program.

Specifically, in designing the compensation program and in determining senior management compensation, including the compensation of the named executive officers, we considered the following factors:

•	the external challenges to our ability to attract and retain senior management talent;

•	each individual’s contributions to our overall results of operations;

•	our operating and financial performance compared with our targeted goals; and

•	our size and complexity compared with companies in our compensation peer group in the coal industry.

In developing our current compensation structure, we reviewed the compensation and benefit practices, as well as levels of pay, of a peer group of companies. The selection of an appropriate peer group was performed by members of senior management. The companies selected were determined to: (1) be of a similar size; (2) have positions of similar complexity and scope of responsibility; and (3) compete with us for talent. The selected companies include companies in the coal industry. The compensation peer group for our executive compensation program consisted of seven companies. We determined that it was appropriate to design a compensation program that delivers total compensation in the median of our compensation peer group, recognizing that to attract and retain the best qualified talent in particularly critical functions, we may determine that it is in the best interests of our company and our stockholders to provide packages that deviate from the targeted pay objectives.

Elements of Compensation

Our compensation program currently consists of base salary, annual performance-based non-equity incentives, long-term incentives consisting primarily of periodic grants of restricted shares and stock options, retirement benefits and certain limited perquisites. In addition, we provide for general severance and limited change-in-control provisions for Messrs. Hatfield and Nicholson pursuant to each of their respective employment agreements and a severance plan for other members of senior management.

Base Salary

We review base salaries of our Chief Executive Officer and those members of senior management who report to the chief executive officer, which includes the other named executive officers, and determine if an increase is appropriate and in furtherance of the executive compensation objectives established by the Compensation Committee. The Compensation Committee aims to set an executive officer’s base annual salary at a level that is competitive with the base salary offered by comparable companies to similarly situated executives. In determining base salaries, the Compensation Committee evaluates overall company performance, individual performance and contributions to our Company, employee expertise and retention value, base salaries paid for comparable positions in our compensation peer group, total target compensation and the relationship between base salaries paid within our company. We do not assign a particular weight to any of these factors. Our intent is to fix base salaries at levels we believe will enable us to attract, motivate and retain individuals in a competitive environment.

During 2006, we did not increase the base salaries of any of the named executive officers. Mr. Hatfield remained at the same level in accordance with his employment contract. The other named officers remained at the same level as a result of our financial performance. The base salary of Mr. Harris, who joined us in September 2006, was negotiated based on analysis of competitive market practice and the relationship between base salaries paid to other members of our senior management team.

Annual Non-Equity Incentives

Our annual non-equity incentive compensation plan, which we refer to as our short-term incentive plan, links the compensation of plan participants directly to the accomplishment of specific business goals, as well as individual performance, and provides opportunities for plan participants to earn an annual cash bonus that is tied to the successful achievement of pre-established financial, safety and environmental stewardship objectives identified as having a positive impact on our annual business results. Approximately 482 and 420 employees were eligible to participate in our short-term incentive plan in 2006 and 2005, respectively.

Our short-term incentive plan, which was adopted by our Board of Directors on December 13, 2005, was designed to reward our employees based on meeting threshold targets in the areas of safety, environmental stewardship, financial performance, as determined by our earnings before interest, taxes, depreciation and amortization (EBITDA), and a discretionary component based on individual performance. Our safety performance metric is non-fatal days lost (NFDL) accident rate, which we believe is the most commonly used metric in the coal industry. With respect to our environmental performance, we use the metric most commonly used within the coal industry, violations per inspector day. Awards granted to other corporate employees are based on achievement of corporate and individual performance goals and awards for our operating employees are based on achievement of a combination of corporate, business unit and individual performance goals. Achievement of our corporate performance goals is determined by comparing our actual performance against our objective goals, and achievement of individual goals is determined by evaluating a combination of both objective and subjective performance measures. All goals for each level of plan participants are established by our senior management, and those goals tied to the non-equity incentive awards for our named executive officers are scheduled to be reviewed and approved by the Compensation Committee in February of each year. Average performance is not encouraged or rewarded. When establishing our threshold targets, we set goals that require strong performance regardless of market conditions.

Each of the named executive officers has target incentive compensation opportunity equal to 100% of base salary, subject to achievement of applicable performance goals. The monetary incentive targets are generally payable in or around March of each year after determination by the Compensation Committee of whether the prior year performance met the applicable bonus eligibility benchmarks.

We awarded annual cash incentive payments for 2006 to our named executive officers in the amounts reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table appearing on page 20 of this proxy statement. In 2006, the amount paid to Mr. Hatfield was determined in accordance with his employment agreement and the amounts paid to the other named executive officers were in amounts equal to 20% of such named executive officers’ target bonus for 2006.

The awards granted to the named executive officers (other than Mr. Hatfield) under our short-term incentive plan were determined by multiplying the incentive target (in dollars) by the award multiple. The award multiple is made up of four performance targets: EBITDA, safety performance, environmental stewardship and discretionary performance assessment. EBITDA represents 70%, safety and environmental performance each represent 10%, and discretionary performance assessment represents the remaining 10% of the award multiple:

•

Financial Performance: We set our 2006 EBITDA target of $178 million prior to the Sago mine accident. Following that accident, we faced a number of additional operational challenges during 2006, including the Viper mine fire and the unplanned idling of Sycamore No. 2. Further, Appalachian region coal prices experienced significant reduction during the second half of the year. As a result of these circumstances, actual 2006 EBITDA was $71.7 million, and, accordingly, no bonus was awarded in respect of financial performance.

•

Safety Performance: Our NFDL rate in fiscal 2006 was 2.40, representing a 41% decrease from 2005 and 29% below the most recently reported national average of 3.37. However, in light of the tragic accident at our Sago mine in early 2006, the Compensation Committee, in its discretion, determined that no bonus should be paid in respect of the safety component. This determination was made despite the fact that reports issued by West Virginia State authorities generally confirmed the Company’s independent report that the Sago mine explosion was caused by lightning and not attributable to any action taken or not taken by any of our employees.

•

Environmental Stewardship: Our violations per inspector day were not tracked prior to May 2006. In light of the lack of full year data, the Compensation Committee determined that the appropriate alternative metric should be total number of violations. Using that metric, our total number of violations for 2006 represented a 6% decrease from 2005. Based on the decrease in the total number of violations, the Compensation Committee determined to award the full 10% environmental component.

•	Discretionary Performance Assessment: The Compensation Committee took into consideration management’s dedication and extraordinary efforts in working through a number of unexpected and extraordinary events of 2006 that impacted us. The Compensation Committee also took into consideration the operating improvements during the fourth quarter. Accordingly, the Compensation Committee awarded the full 10% of the individual performance component.

Combining the four components in calculating the annual bonus: safety was 0% of 10%, environmental was 10% of 10%, or 100%; financial was 0% of 70%; and individual performance was 10% of 10%, or 100%. The calculated annual bonus award for each of the executive officers was 20% of target.

In February 2007, we set our financial performance target for the annual non-equity cash incentive for 2007. This financial performance target is substantially lower than the 2006 financial performance target because of our reduction in financial performance expectations for 2007 due to market conditions in the coal industry and the need to set an achievable goal for incentive purposes. We consider the annual bonus award to continue to be at risk as we set it on an aggressive basis higher than the internal target we are using for other purposes.

Stock Based Compensation

Our 2005 Equity and Performance Incentive Plan, which we refer to as our equity incentive plan, was approved by our Board of Directors on July 26, 2005 and our stockholders on October 24, 2005. The equity incentive plan permits us to grant stock options, restricted stock, stock appreciation rights, restricted share units, performance shares or performance units to our key employees, including the named executive officers. We have determined that a long-term incentive opportunity for each of our named executive officers should be delivered primarily through awards of restricted stock and stock options. We believe that a combination of options and restricted stock more closely equates the value of the benefit as perceived by the recipient to the accounting expense of the benefit to us. We also believe that the resulting blend of options and restricted stock more accurately reflects the pattern of equity-based awards that prevails in our peer group and in the external market generally. Our equity incentive plan and the restricted stock and stock option awards granted thereunder are designed to encourage the creation of long-term value for our stockholders, and promote employee recruitment, retention and equity ownership. The Compensation Committee intends that these long-term incentive opportunities be competitive with our compensation peer group and be based primarily on our actual operating and stock performance. Under our equity incentive plan, eligible employees, including the named executive officers, may receive equity awards at the time of their initial hire, as well as on an annual basis. In addition, in accordance with our equity incentive plan, we make a cash payment to our executive officers to assist in paying taxes incurred as a result of participating in the plan.

Initial equity awards for our Chief Executive Officer and those members of senior management who report directly to the Chief Executive Officer are authorized by the Compensation Committee, which has been given the authority to vary any individual award by 10% from the award levels pre-established by the Compensation Committee. For new hires in management positions below those members of senior management, initial equity awards are authorized by the Chief Executive Officer who has been granted the authority to vary any individual award by 10% from median award levels pre-established by the Compensation Committee. Mr. Harris, who joined us in September 2006, was the only named executive officer who received a new hire grant of restricted stock and stock options under our equity incentive plan in 2006. His award was based on an analysis of competitive market practice and past new hire grants at the senior management level at peer companies. Each of the other named executive officers received an annual equity award consisting of restricted stock and stock options in July 2006. The composition of these annual equity awards for our named executive officers was approximately 40% restricted stock and approximately 60% stock options. This mix reflects the Compensation Committee’s belief that senior management should have a larger portion of its incentive compensation at risk.

We have adopted stock ownership guidelines, but not requirements, for ownership of our stock for our senior executives. Our Chief Executive Officer is encouraged, within the next five years, through retention of initial and annual stock awards and exercises of stock options to achieve stock ownership equal to five times his base salary and senior executives that directly report to the Chief Executive Officer are encouraged in the same time-frame to achieve ownership equal to three times base salary.

All transactions by members of senior management in our securities, including those involving hedging or pledging, are subject to a pre-clearance procedure with our general counsel. We are not currently aware of any hedging or pledging activity.

The exercise price of each stock option awarded to our senior management under our long-term incentive plan is the closing price of our stock on the date of grant. We intend to make annual grants, other than to new hires, on the first business day in July of each year. Timing decisions relating to grant of stock options are made without regard to our anticipated earnings or other major announcements.

Retirement Benefits

We believe that retirement benefits to our senior management, including the named executive officers, are an important part of our total compensation program. Our retirement benefits are currently provided through our 401(k) plans, medical benefit plans and life insurance plans. The 401(k) plans match voluntary contributions of participants up to a maximum contribution based upon a percentage of a participant’s salary with an additional matching contribution possible.

Perquisites

During 2006, all of our named executive officers were provided use of a company automobile, financial planning services and benefits generally available to our other full-time salaried employees. Additionally, in accordance with Mr. Hatfield’s employment agreement, we are paying premiums through March 2015 with respect to a $3.0 million life insurance policy owned by Mr. Hatfield’s designee. We reimbursed the housing and other expenses incurred by Mr. Harris in connection with his relocation to West Virginia upon joining us. We also reimbursed relocation expenses for Mr. Campbell in connection with the relocation of our corporate headquarters to West Virginia. Our use of perquisites as an element of compensation is limited and is largely based on our historical practices and policies. We do not view perquisites as a significant element in our comprehensive compensation structure but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Tax Deductibility

We are mindful of the potential impact upon us of Section 162(m) of the Internal Revenue Code, which we refer to as the Code, which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000. However, we reserve our right to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, without minimizing or eliminating the impact of the limitations of Section 162(m) of the Code.

2006 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our principal executive officer, the two individuals who served as our principal financial officer during 2006, and our other three most highly compensated officers who were serving as executive officers at the end of 2006.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Bennett K. Hatfield, President and Chief Executive Officer	2006	500,000		—	917,118	550,574	500,000	—	19,307	(4)	2,486,999

Bradley W. Harris, Vice President and Chief Financial Officer	2006	88,333	(5)	—	28,364	13,545	53,000	—	201,753	(6)	384,995

William D. Campbell, Vice President, Purchasing and Risk Management and Treasurer(7)	2006	265,000		—	165,143	70,793	53,000	—	38,496	(8)	592,432

William Scott Perkins, Senior Vice President, Kentucky and Illinois Operations	2006	275,000		—	182,893	77,305	55,000	—	14,922	(9)	605,120

Roger L. Nicholson, Senior Vice President, Secretary and General Counsel	2006	260,000		—	182,893	77,305	52,000	—	20,096	(10)	592,294

Samuel R. Kitts, Senior Vice President, West Virginia and Maryland Operations	2006	250,000		—	182,893	77,305	50,000	—	14,434	(11)	574,632

(1)	The amounts shown for stock awards in 2006 represent the dollar value of the award of restricted stock based on the fair market value of our common stock on the date of grant and are calculated in accordance with FAS 123(R). All grants were made pursuant to our 2005 Equity and Performance Incentive Plan. Each of the named executive officers is entitled to receive dividends on shares of vested and unvested restricted stock when we pay dividends on shares of our common stock. Amounts shown do not include dividends. We did not pay any dividends on our common stock in 2006. For further details on the vesting provisions of these awards see “2006 Outstanding Equity Awards.” The material terms of these awards are set forth in “2006 Outstanding Equity Awards.”
(2)	The amounts shown for option awards in 2006 represent the dollar value of the award of options based on the fair market value of our common stock on the date of grant and are calculated in accordance with FAS 123(R). All grants were made pursuant to our 2005 Equity and Performance Incentive Plan. Each of the named executive officers is entitled to receive dividends on shares of vested and unvested restricted stock when we pay dividends on shares of our common stock. Amounts shown do not include dividends as none were paid. For further details on the vesting provisions of these awards see “Outstanding Equity Awards at 2006 Fiscal Year End.” The material terms of these awards are set forth in “2006 Outstanding Equity Awards.”
(3)	Represents guaranteed award paid to Mr. Hatfield in 2006 pursuant to Mr. Hatfield’s employment agreement. Represents 20% of the target award for each of the other named executive officers. Mr. Harris’ award was based on a base salary of $265,000. The awards were made in March 2007. See Footnote 2 to “2006 Grant of Plan Based Awards” table for additional information about these awards.
(4)	Includes $12,523 in matching contributions to our 401(k) plan.
(5)	Mr. Harris’ employment commenced on September 1, 2006.
(6)	Includes $195,415 of relocation expenses and $4,648 in matching contributions to our 401(k) plan.
(7)	Mr. Campbell served as our principal financial officer until September 1, 2006.
(8)	Includes $18,097 of relocation expenses and $12,410 in matching contributions to our 401(k) plan.
(9)	Includes $11,235 in matching contributions to our 401(k) plan.
(10)	Includes $13,200 in matching contributions to our 401(k) plan.
(11)	Includes $12,369 in matching contributions to our 401(k) plan.

2006 GRANT OF PLAN-BASED AWARDS

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options and restricted stock during 2006 to our executives named in the 2006 Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Non-Equity Rights (#)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)s
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)			Threshold (#)	Target (#)		Maximum (#)
Bennett K. Hatfield,	7/1/2006	—	—		—		—	—	—	—	26,000	116,000	$7.19	(1)	$590,620
President and Chief Executive	—	$500,000	$1,000,000	(2)	—	(2)	—	—	—	—	—	—	—		—
Officer

Bradley W. Harris,	8/31/2006	—	—	(3)	—	(3)	—	—	—	—	40,000	40,000	$6.24		$368,800
Vice President and Chief Financial Officer	—		$265,000	(3)	$265,000	(3)

William D. Campbell,	7/1/2006	—	—		—		—	—	—	—	6,000	28,000	$7.19	(1)	$140,580
Vice President, Purchasing and	—	—	$265,000	(3)	$265,000	(3)	—	—	—	—	—	—	—		—
Risk Management and Treasurer

William Scott Perkins,	7/1/2006	—	—		—		—	—	—	—	6,000	28,000	$7.19	(1)	$140,580
Senior Vice President, Kentucky	—	—	$275,000	(3)	$275,000	(3)	—	—	—	—	—	—	—		—
and Illinois Operations

Roger L Nicholson,	7/1/2006	—	—		—		—	—	—		6,000	28,000	$7.19	(1)	$140,580	(1)
Senior Vice President, Secretary	—	—	$260,000	(3)	$260,000	(3)	—	—	—		—	—	—		—
and General Counsel

Samuel R. Kitts,	7/1/2006	—	—		—		—	—	—		6,000	28,000	$7.19	(1)	$140,580
Senior Vice President, West	—	—	$250,000	(3)	$250,000	(3)	—	—	—		—	—	—		—
Virginia and Maryland Operations

(1)	At date of grant, NYSE was closed. The exercise price is equal to the closing market price on the day preceding the grant date, June 30, 2006.
(2)	Pursuant to Mr. Hatfield’s employment agreement, he is eligible for a targeted annual bonus of 200% of his base salary if our EBITDA for the prior year is between 90% and 110% of forecasted EBITDA; provided, however, that the Annual Bonus awarded will increase by 2% of any variance above 110% or decrease by any variance below 90%, and is guaranteed an annual bonus for 2006 of not less than $500,000. Mr. Hatfield did not earn any additional bonus, other than the guaranteed bonus under his employment agreement.
(3)	Pursuant to our annual non-equity incentive program, each named executive officer is eligible for a targeted annual bonus equal to 100% of the named executive’s salary if our prior year’s performance meets threshold targets in the areas of safety, environmental stewardship, profitability and discretionary performance assessments. As further described in the “Compensation Discussion and Analysis,” the calculated annual bonus award for each of the executive officers was 20% of target.

2006 OUTSTANDING EQUITY AWARDS

The following table sets forth information regarding the number of shares of unexercised stock options and the number of shares and value of unvested restricted stock outstanding on December 31, 2006 for our executive officers named in the 2006 Summary Compensation Table.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (A)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Bennett K. Hatfield,	159,526	159,526	(1)	—	$10.97	3/22/2015	137,500	(2)	$749,375	—	—
President and Chief	—	116,000	(3)	—	$7.19	7/1/2016	26,000	(4)	$141,700	—	—
Executive Officer

Bradley W. Harris,	—	40,000	(3)	—	$6.24	8/30/2016	40,000	(4)	$218,000	—	—
Vice President and
Chief Financial Officer

William D. Campbell,	22,500	22,500	(5)	—	$11.00	12/12/2015	22,500	(6)	$122,625	—	—
Vice President,	—	28,000	(3)	—	$7.19	7/1/2016	6,000	(4)	$32,700	—	—
Purchasing and Risk Management and Treasurer

William Scott Perkins,	25,000	25,000	(5)	—	$11.00	12/12/2015	25,000	(6)	$136,250	—	—
Senior Vice President,	—	28,000	(3)	—	$7.19	7/1/2016	6,000	(4)	$32,700	—	—
Kentucky and Illinois Operations

Roger L Nicholson,	25,000	25,000	(5)	—	$11.00	12/12/2015	25,000	(6)	$136,250	—	—
Senior Vice President,	—	28,000	(3)	—	$7.19	7/1/2016	6,000	(4)	$32,700	—	—
Secretary and General Counsel

Samuel R. Kitts,	25,000	25,000	(5)	—	$11.00	12/12/2015	25,000	(6)	$136,250	—	—
Senior Vice President,	—	28,000	(3)	—	$7.19	7/1/2016	6,000	(4)	$32,700	—	—
West Virginia and Maryland Operations

(A)	Based on a closing market price of $5.45 per share on December 29, 2006, the last business day of 2006.
(1)	Of these options, 50% vested on March 14, 2007 and 50% will vest on March 14, 2008.
(2)	The restrictions on 50% of these shares lapsed on March 14, 2007 and will lapse on 50% of these shares on March 14, 2008.
(3)	These options will vest in four equal installments on June 30, 2007, 2008, 2009 and 2010.
(4)	The restrictions on these shares will lapse in four equal installments on June 30, 2007, 2008, 2009 and 2010.
(5)	These options will vest in two equal installments on April 25, 2007 and 2008.
(6)	The restrictions on these shares will lapse in two equal installments on April 25, 2007 and 2008.

2006 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the number and value of stock options exercised and stock vested during 2006 for our executive officers named in the 2006 Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired upon Vesting (#)	Value realized upon Vesting ($)
Bennett K. Hatfield, President and Chief Executive Officer	—	—	68,750	$600,188

Bradley W. Harris, Vice President and Chief Financial Officer	—	—	—	—

William D. Campbell, Vice President, Purchasing and Risk Management and Treasurer	—	—	11,250	$123,975

William Scott Perkins, Senior Vice President, Kentucky and Illinois Operations	—	—	12,500	$137,750

Roger L. Nicholson, Senior Vice President, Secretary and General Counsel	—	—	12,500	$137,750

Samuel R. Kitts, Senior Vice President, West Virginia and Maryland Operations	—	—	12,500	$137,750

Employment Contracts, Termination of Employment Arrangements and Change-in-Control Arrangements

As discussed more fully below, we have entered into employment agreements with Messrs. Hatfield and Nicholson which provide benefits upon certain terminations of employment, including in connection with a change-in-control, by us without cause and by the named executive officer with good reason. These provisions for these two named executive officers are set forth in each of their respective employment agreements. Importantly, these provisions limit our ability to downwardly adjust certain aspects of compensation, including base salaries and target incentive compensation, without triggering the ability of the affected named executive officer to receive termination benefits.

In addition, the Compensation Committee approved and adopted an Executive Severance Plan on February 21, 2007 which provides certain severance and other benefits to eligible employees (including our named executive officers, other than Messrs. Hatfield and Nicholson) whose employment is involuntarily terminated by us (other than for cause) or by the employee as a result of a reduction in 10% or more of the employees’ base salary. The Executive Severance Plan supersedes and replaces any prior policies and practices applicable to the eligible employees relating to severance. We determined that in order to be competitive with our peer companies and to assist in executive retention, it was appropriate to adopt a plan at this time.

We view all of these severance protection benefits as an important component of the total compensation package for our named executive officers. In our view, having these provisions helps to maintain the named executive officer’s objectivity in decision-making and provides another vehicle to align the interests of our named executive officer with the interests of our stockholders.

Employment Agreements

Employment Agreement with Bennett K. Hatfield

On March 14, 2005, we entered into an employment agreement with Mr. Hatfield to serve as our President, Chief Executive Officer and as a member of the Board of Directors. The initial term of Mr. Hatfield’s employment agreement was through March 31, 2008, but has automatically extended for one year through 2009. The employment agreement provides a base salary to Mr. Hatfield of $500,000 per year, subject to annual review by the Board of Directors. As of December 31, 2006, Mr. Hatfield’s base salary was $500,000. In addition, Mr. Hatfield is entitled to receive an annual bonus based upon the achievement of certain financial results measured by us meeting certain EBITDA targets. For fiscal years 2005 and 2006, Mr. Hatfield was guaranteed an annual cash bonus of not less than $500,000 per year. Under the terms of the employment agreement, Mr. Hatfield receives term life insurance in the amount of $3.0 million for a period of 120 months from his hiring date that is owned by a designee of Mr. Hatfield, and participates in employee benefit plans and programs that we have adopted for executive level employees.

Pursuant to his employment agreement, Mr. Hatfield has been granted (i) an option to purchase shares of our common stock with a grant date value equal to $3.5 million (representing 319,052 shares at a per share exercise price of $10.97), 25% of which vested on the date of grant, 25% vested on March 14, 2006, 25% vested on March 14, 2007 and the remaining 25% will vest on March 14, 2008, (ii) 206,250 restricted shares of common stock, 33.3% vested on March 14, 2006, 33.3% vested on March 14, 2007 and the remaining 33.3% will vest on March 14, 2008, and (iii) 68,750 shares of common stock. Pursuant to his agreement, Mr. Hatfield made a timely election under Section 83(b) of the Code to include the restricted shares in gross income for 2005, and, as a result, we paid Mr. Hatfield an income tax gross-up payment to make Mr. Hatfield whole for the income tax impact of the restricted and unrestricted shares of common stock received by Mr. Hatfield. Under the terms of his employment agreement, Mr. Hatfield also purchased 25,000 shares of our common stock in September 2005 at $8.00 per share.

Upon Mr. Hatfield’s termination of employment for any reason, Mr. Hatfield is entitled to earned but unpaid base salary, bonus, vacation and any other benefits provided under employee benefits plans in accordance with the terms of the applicable plans (such payments and benefits, “accrued payments and benefits”). In addition to the accrued payments and benefits, Mr. Hatfield is also entitled to (i) a pro rata bonus upon any termination of employment (other than as a result of a termination by us for cause), (ii) three times the sum of base pay and bonus (based on prior year’s bonus) and company paid COBRA premiums in respect of medical and dental coverage for a period not to exceed 24 months in the event Mr. Hatfield’s employment is terminated without cause or by him for “good reason,” as defined in the agreement, (the “Severance Payment”), and (iii) one time the sum of base salary and bonus (based on prior three years average) in the event we do not renew the term of his employment contract. The accrued payments will be made in a lump sum payment within 60 days from the date of termination and the pro rata bonus in respect of the year in which termination occurs will be paid no later than March 15th of the year following year in which the termination occurs. The Severance Payment will be paid quarterly over the two-year period following the date of Mr. Hatfield’s termination of employment. Mr. Hatfield is also entitled to an additional payment, if necessary, to offset the impact of any excise tax in respect of payments or benefits that are deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. Assuming a change in control of the Company occurred on December 29, 2006, the amount of the payment to be made to Mr. Hatfield would not have been deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. In order to receive the Severance Payment under his employment agreement, Mr. Hatfield must execute a release of all claims against us.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by Mr. Hatfield or his estate if his employment had terminated on December 29, 2006, the last business day of 2006, under various circumstances, see “—Potential Payments and Benefits upon Termination of Employment.”

Under the terms of the employment agreement, Mr. Hatfield may not disclose any confidential information or data concerning us or our business during the term of Mr. Hatfield’s employment and thereafter. In addition, during Mr. Hatfield’s term of employment and for a period of two years following the date Mr. Hatfield ceases to be employed by us, Mr. Hatfield may neither solicit certain of our employees to leave our employment nor solicit its customers or business associates to cease doing business with us. A material breach of these covenants terminates our obligation to make any remaining payments under the employment agreement.

Employment Agreement with Roger L. Nicholson

On April 25, 2005, we entered into an employment agreement with Mr. Nicholson to serve as our Senior Vice President and General Counsel. The term of Mr. Nicholson’s employment agreement ends on April 24, 2008. The employment agreement provides a base salary to Mr. Nicholson of $260,000 per year, subject to annual review by the Board of Directors. As of December 31, 2006, Mr. Nicholson’s base salary was $260,000. In addition, Mr. Nicholson is entitled to receive an annual bonus based upon the achievement of certain financial results measured by us, consisting primarily of meeting certain EBITDA targets. Mr. Nicholson’s target annual bonus for each year of his employment term is 100% of his base salary. Mr. Nicholson also participates in employee benefit plans and programs that we have adopted for executive level employees.

Pursuant to the employment agreement, Mr. Nicholson has been granted (i) an option to acquire 50,000 shares of our common stock (at a per share exercise price of $11.00), 25% of which vested on the date of grant, 25% vested on April 25, 2006, 25% will vest on April 25, 2007 and the remaining 25% will vest on April 25, 2008, (ii) 37,500 restricted shares of our common stock, of which the restrictions on 33.3% of such shares lapsed on April 25, 2006, 33.3% will lapse on April 25, 2007 and the remaining 33.3% will lapse on April 25, 2008, and (iii) 12,500 unrestricted shares of our common stock. Pursuant to his agreement, Mr. Nicholson made a timely election under Section 83(b) of the Code to include the restricted shares and unrestricted shares of our common stock in gross income for 2005. As a result, we paid Mr. Nicholson an income tax gross-up payment to make Mr. Nicholson whole for the income tax impact of the restricted and unrestricted shares of common stock received by Mr. Nicholson.

Upon Mr. Nicholson’s termination of his employment for any reason, Mr. Nicholson is entitled to earned but unpaid salary, bonus, vacation and any other benefits provided under employee benefits plans in accordance with the terms of the applicable plans (such payments and benefits, “accrued payments and benefits”). In addition to the accrued payments and benefits, Mr. Nicholson is entitled to (i) a pro rata bonus upon termination of his employment (other than as a result of a termination by us for cause) and (ii) three times the sum of base pay and bonus (based on prior year’s bonus) and company paid COBRA premiums in respect of medical and dental coverage for a period not to exceed 24 months in the event Mr. Nicholson’s employment is terminated without cause or by him for “good reason,” as defined in the agreement, (the “Severance Payment”). The accrued payments and benefits will be made in a lump sum payment within 60 days from the date of termination and the pro rata bonus in respect of the year in which termination occurs will be paid no later than March 15th of the year following the year in which termination occurs. The Severance Payment will be paid quarterly over the two-year period following the date of Mr. Nicholson’s termination of employment. Mr. Nicholson is also entitled to an additional payment, if necessary, to offset the impact of any excise tax in respect of payments or benefits that are deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. Assuming a change in control of the Company occurred on December 29, 2006, the payment to be made to Mr. Nicholson would not have been deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. In order to receive the Severance Payment under his employment agreement, Mr. Nicholson must execute a release of all claims against us.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by Mr. Nicholson or his estate if his employment had terminated on December 29, 2006, the last business day of 2006, under various circumstances, see “—Potential Payments and Benefits upon Termination of Employment.”

Under the terms of the employment agreement, Mr. Nicholson may not disclose any confidential information or data concerning us or our business during the term of Mr. Nicholson’s employment and thereafter.

In addition, during Mr. Nicholson’s term of employment and for a period of two years following the date Mr. Nicholson ceases to be employed by us, Mr. Nicholson may not solicit certain of our employees to leave our employment, our customers or business associates to cease doing business with us, or any other person or entity for the purposes of conducting a business similar to our business. A material breach of these covenants terminates our obligation to make any remaining payments under the employment agreement.

Potential Payments and Benefits Upon Termination of Employment

The following table sets forth the amount of payments to our named executive officers pursuant to individual employment agreements or the Executive Severance Plan, as applicable, in the event of a termination of employment as a result of (i) voluntary termination (not for cause), (ii) termination for cause, (iii) involuntary termination, (iv) termination following a change in control, (v) retirement, (vi) disability and (vii) death. The payments made to Messrs. Hatfield and Nicholson upon termination or a change in control are governed by their individual employment agreements. All other potential payments and benefits upon termination or a change of control for the other named executive officers are governed by the Executive Severance Plan. Potential payments relating to stock option and restricted stock awards are governed by individual restricted stock agreements and stock option agreements under the 2005 Equity and Performance Incentive Plan.

Payment of benefits under either the Executive Severance Plan or under Messrs. Hatfield’s and Nicholson’s employment agreements, as applicable, are conditioned upon execution of a general release of claims against us and compliance with confidentiality and non-solicitation covenants. Revocation of the general release or a material breach of the confidentiality and non-solicitation covenants terminates our obligations under the Executive Severance Plan and the employment agreements, as applicable.

The amounts shown in the table below assume that each named executive officer was terminated on December 29, 2006, the last business day of 2006. Accordingly, the table reflects amounts earned as of December 29, 2006 and includes estimates of amounts to be paid to each named executive officer upon the occurrence of a termination or change in control. Actual amounts to be paid to a named officer can only be determined at the actual time of a termination or change in control.

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These amounts include earned but unpaid salary, bonus, vacation and any other benefits provided under employee benefits plans in accordance with the terms of the applicable plans. In addition to accrued payments and benefits, pursuant to their respective employment agreements, Messrs. Hatfield and Nicholson are entitled to receive a pro rata bonus upon termination (other than for cause).

The named executive officers are not entitled to receive any form of severance payments or other benefits upon a voluntary decision to terminate employment or upon termination for cause, other than accrued but unpaid salary, bonus or other benefits. In addition, Messrs. Hatfield and Nicholson forfeit their Non-Equity Incentive in the event of a termination for cause.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION OF EMPLOYMENT

Event	B. K. Hatfield		R. L. Nicholson		B. W. Harris		W. D. Campbell		W. S. Perkins		S. R. Kitts
Voluntary Termination by Named Executive or Retirement(1)
Base Salary(2)	$19,231		$10,000		$10,192		$10,192		$10,577		$9,615
Non-Equity Incentive(3)	500,000		52,000		—		—		—		—

Total	$519,231		$62,000		$10,192		$10,192		$10,577		$9,615
Termination for Cause by Us
Base Salary(2)	19,231		10,000		10,192		10,192		10,577		9,615

Total	$19,231		$10,000		$10,192		$10,192		$10,577		$9,615
Termination by Us Without Cause or by Named Executive with Good Reason(4)
Base Salary(2)	$19,231		$10,000		$10,192		$10,192		$10,577		$9,615
Non-Equity Incentive(3)	500,000		52,000		—		—		—		—
Salary	3,000,000	(5)	936,000	(5)	265,000	(6)	265,000	(6)	275,000	(6)	250,000	(6)
Healthcare Benefits(7)	17,225		17,225		12,919		12,919		12,919		12,919
Life Insurance	20,151	(8)	—		1,950	(9)	1,950	(9)	1,950	(9)	1,950	(9)
Acceleration of Stock Awards	891,075		168,950		—		—		—		—

Total	$4,447,682		$1,184,175		$290,061		$290,061		$300,446		$274,484
Termination by Us Without Cause or by Named Executive with Good Reason Following Change in Control(10)
Acceleration of Stock Awards	891,075		168,950		218,000		155,325		168,950		168,950

Total	$4,447,682		$1,184,175		$508,061		$445,386		$469,396		$443,434
Disability(11)
Base Salary(2)	$19,231		$10,000		$10,192		$10,192		$10,577		$9,615
Non-Equity Incentive(3)	500,000		52,000		—		—		—		—
Life Insurance(9)	—		—		1,950		1,950		1,950		1,950
Acceleration of Stock Awards(12)	891,075		168,950		218,000		155,325		168,950		168,950

Total	$1,410,306		$230,950		$230,142		$167,467		$181,477		$180,515
Death(13)
Life Insurance(14)	3,500,000		500,000		500,000		500,000		500,000		500,000

Total	$4,910,306		$730,950		$730,142		$667,467		$681,477		$680,515

(1)	Named executive officers are entitled to healthcare and life insurance benefits upon retirement upon the same terms as all salaried employees, subject to the terms of the Retiree Healthcare Benefits Plan, if they are employees with at least 10 years of continuous service, elect to retire from active employment with us at age 62 or older, and participants in the International Coal Group, Inc. Healthcare Benefits Plan for active employees on the date of retirement. In addition, upon retirement, all outstanding vested stock options expire 90 calendar days after the date of retirement and all outstanding unvested restricted stock awards and unvested stock option awards immediately terminate.

(2)	Represents accrued but unpaid salary payable in a lump sum.
(3)	Represents pro rata bonus payable upon termination payable in a lump sum.
(4)	Includes termination by Messrs. Harris, Campbell, Perkins or Kitts as a result of a reduction in 10% or more of the employees’ base salary.
(5)	Represents three times the sum of base pay and bonus, based on prior year’s bonus. These payments are made in lump sum.
(6)	Represents a contribution of salary for 12 months following termination, payable bi-monthly in accordance with our normal payroll practices.
(7)	Represents estimated payments of COBRA premiums to be paid by us over a period of time not to exceed 18 months following termination for Messrs. Harris, Campbell, Perkins and Kitts and 24 months for Messrs. Hatfield and Nicholson.
(8)	Represents estimated payments of life insurance premiums to be paid by us monthly until March 15, 2015.
(9)	Represents estimated payments of life insurance premiums to be paid by us over a period of time not to exceed 12 months following termination.
(10)	Benefits payable upon “Termination by Us Without Cause or by Named Executive with Good Reason Following Change in Control” are the same as benefits payable upon “Termination by Us Without Cause or by Named Executive with Good Reason,” except for the acceleration of stock awards. Upon a change in control, our stock option and restricted stock agreements provide for acceleration of unvested stock options and restricted stock awards. Unexercised stock options will then terminate unless otherwise provided in the change in control documentation. In lieu of acceleration, the Compensation Committee may provide for a cash payment or the issuance of new awards with substantially the same terms. The amounts shown assume acceleration of vesting. As the exercise price for all stock options exceed $5.45, the closing price of our common stock on December 29, 2006, no value has been included for the stock options. The restricted stock has been valued as the product of the total number of shares awarded multiplied by $5.45.
(11)	Healthcare and disability benefits are not included as these benefits are available to all salaried employees generally in the event of disability.
(12)	In the event of a termination by death or disability, all shares of restricted stock will immediately vest and become unrestricted. Outstanding but unvested options are automatically forfeited and vested options will terminate automatically one year after death or disability. The amounts set forth in the table for Acceleration of Stock Awards include both vested options and accelerated restricted stock. The value of the restricted stock is the product of the total number of shares of restricted stock multiplied by $5.45.
(13)	Benefits payable upon “Death” are the same as the benefits payable upon “Disability,” except for life insurance benefits.
(14)	Includes proceeds of life insurance policy payable by third-parties for which life insurance premiums are payable by us.

Report of the Compensation Committee

Our Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Cynthia B. Bezik

Maurice E. Carino, Jr.

Stanley N. Gaines (Chair)

Compensation Committee Interlocks And Insider Participation

None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more of its executive officers serving as one of our directors or on our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock based on 152,904,788 shares of our common stock issued and outstanding, as of April 12, 2007:

•	each person who is known by us to own beneficially more than 5% of common stock;

•	each member of our Board of Directors and each of our named executive officers; and

•	all members of our Board of Directors and our executive officers as a group.

Name and address of beneficial owner	Number of Shares Beneficially Owned(1)	Percentage
Contrarian Capital Management LLC(2)	11,032,565	7.2%
FMR Corp.(3)	7,815,135	5.1%
Michael A. Roth and Brian J. Stark (as joint filers)(4)	10,650,699	7.0%
Royce & Associates, LLC(5)	8,868,290	5.8%
WL Ross & Co. LLC(6)	24,537,423	16.05%
Bennett K. Hatfield(7)(8)	620,289	*
William D. Campbell(7)(8)	84,750	*
Phillip Michael Hardesty(7)(8)	83,200	*
Bradley W. Harris(7)(8)	40,000	*
Oren Eugene Kitts(7)(8)	94,500	*
Samuel R. Kitts(7)(8)	94,500	*
Roger L. Nicholson(7)(8)	94,500	*
William Scott Perkins(7)(8)	68,500	*
Charles G. Snavely(7)(8)	66,000	*
Cynthia B. Bezik(7)	—	—
Maurice E. Carino, Jr.(7)	—	—
William J. Catacosinos(7)	—	—
Stanley N. Gaines(7)	10,000	*
Wilbur L. Ross, Jr.(6)	24,537,523	16.05%
Wendy L. Teramoto(7)	—	—
All directors and executive officers as a group (16 persons)(6)(8)	25,793,762	16.87%

*	Less than 1%.
(1)	The shares of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock
(2)	Based on information contained in a report on Schedule 13G/A filed with the SEC on February 14, 2007. The address for Contrarian Capital Management LLC is 411 West Putnam Avenue, Suite 225, Greenwich, CT 06830, Attn: Michael J. Restifo.

(3)	Based on information contained in a report on Schedule 13G filed with the SEC on February 14, 2007. The address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109.
(4)	Based on information contained in a report on Schedule 13G/A filed with the SEC on February 14, 2007. The address for Michael A. Roth and Brian J. Stark, as joint filers, is 3600 South Lake Drive, St. Francis, WI 53235.
(5)	Based on information contained in a report on Schedule 13G filed with the SEC on January 22, 2007. The address for Roy & Associates is 1414 Avenue of the Americas, New York, NY 10019.
(6)	Represents 5,719,848 shares held directly by WLR Recovery Fund L.P., 15,268,575 shares held directly by WLR Recovery Fund II, L.P., 3,549,000 shares held directly by WLR Recovery Fund III, L.P. and 100 shares held directly by Wilbur L. Ross, Jr. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC and the managing member of each of WLR Recovery Associates LLC and WLR Recovery Associates II LLC. WLR Recovery Associates LLC is the general partner, and WL Ross & Co. LLC is the investment manager, of WLR Recovery Fund L.P. WLR Recovery Associates II LLC is the general partner, and WL Ross & Co. LLC is the investment manager, of WLR Recovery Fund II, L.P. Similarly, WLR Recovery Associates III LLC is the general partner, and WL Ross & Co. LLC is the investment manager, of WLR Recovery Fund III, L.P. Accordingly, WL Ross & Co., LLC, WLR Recovery Associates LLC, WLR Recovery Associates II LLC, WLR Recovery Associates III, LLC and Mr. Ross can be deemed to share voting and dispositive power over the shares held directly by WLR Recovery Fund L.P., WLR Recovery Fund II, L.P. and WLR Recovery Fund III, L.P. The address for WL Ross & Co. LLC and Mr. Ross is 101 East 52nd Street, 19th Floor, New York, NY 10022, Attn: Wendy L. Teramoto.
(7)	The address for this person is c/o International Coal Group, Inc., 300 Corporate Centre Drive, Scott Depot, WV 25560.
(8)	Includes restricted shares and options to purchase shares of our common stock which are exercisable or will be exercisable within 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5’s were required for those persons, we believe that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2006, were met in a timely manner by its directors, executive officers, and greater than 10% beneficial owners.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the course of our ordinary business activities. Some of our Directors, executive officers, greater than 5% stockholders and their immediate family members (each, a Related Person) may be directors, officers, partners, employees or shareholders of these entities. We carry out transactions with these firms on customary terms, and, in many instances, our Directors and executive officers may not have knowledge of them. To our knowledge, since January 1, 2006 no Related Person has had a material interest in any of our on-going business transactions or relationships.

In December 2006, the Board of Directors adopted a written Policy for Review of Transactions Between the Company and Its Directors, Executive Officers and Other Related Persons (referred to as the Policy) governing transactions, arrangements and relationships involving more than $50,000 in which a Related Person has a direct or indirect material interest (Related Person Transactions). Pursuant to the Policy, Related Person Transactions must initially be reviewed by the general counsel. The general counsel may take any of the following actions: allow the transaction if the amount involved is less than $120,000 and the terms are comparable to those that could be obtained in an arm’s length transaction with an unrelated party; allow the transaction if he determines it to be in our best interests; request that the Nominating and Corporate Governance Committee pre-approve the transaction; or allow the transaction subject to ratification by the Nominating and Corporate Governance Committee. The general counsel is required to report all transactions to the Nominating and Corporate Governance Committee at each of its regularly scheduled meetings.

Pursuant to the Policy, the Nominating and Corporate Governance Committee has pre-approved certain categories of transactions even though they may constitute Related Person Transactions. These categories are:

•	transactions available to all employees ;

•	transactions involving less than $50,000 when aggregated with all similar transactions;

•	transactions involving compensation or indemnification of executive offers and directors duly authorized by the Board or appropriate Board committee;

•	transactions involving reimbursement for routine expenses in accordance with our policy; and

•	purchases of any products at retail on the same terms available to the public generally.

Under the Advisory Services Agreement, dated as of October 1, 2004 between WL Ross & Co. LLC and us, WLR agreed to provide advisory services to us (consisting of consulting and advisory services in connection with strategic and financial planning, investment management and administration and other matters relating to our business and operation of a type customarily provided by sponsors of U.S. private equity firms to companies in which they have substantial investments, including any consulting or advisory services which the Board of Directors reasonably requests). WLR is paid a quarterly fee of $500,000 and reimbursed for any reasonable out-of-pocket expenses (including expenses of third-party advisors retained by WLR).

The Advisory Services Agreement is for a term until the earlier of (i) the entry of a final non-appealable judgment that WLR is in breach of its obligation under the agreement or in breach of its duty of loyalty to us as an equity holder; (ii) the seventh anniversary of the effective date; or (iii) the 30th day after receipt by WLR of a termination payment (as defined in the agreement). We also have the right to terminate the agreement upon written notice to WLR following (i) the 90th day after which WLR and its affiliated entities cease to own at least 25% of our equity beneficially owned by them on the effective date of the agreement or (ii) the 30th day after which Wilbur L. Ross, Jr. is no longer affiliated with or involved in the business of WLR.

Pursuant to our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, indemnification agreements and certain contractual obligations, we are obligated to advance legal fees to our directors and officers under certain circumstances, subject to limitations of the Delaware General Corporation Law. As part of that obligation, we have advanced legal fees relating to the representation of WL Ross & Co. and Mr. Ross by counsel in connection with various litigation matters pending against us, WL Ross & Co. and Mr. Ross related to the Sago mine accident described under “Item 3: Legal Proceedings” of our Form 10-K for the fiscal year ended December 31, 2006. We have advanced a total of approximately $185,000 relating to these matters since January 1, 2007.

AUDIT MATTERS

Fees of Independent Registered Public Accountants

For work performed in regard to 2006 and 2005, we paid Deloitte & Touche LLP the following fees for services, as categorized:

	2006	2005
	(in millions)
Audit fees(1)	$1.62	$1.72
Audit-related fees(2)	$0.13	$0.00
Tax fees(3)	$0.22	$0.10
All other fees	$0.00	$0.00

(1)	Includes fees for audit services principally relating to the annual audit and quarterly reviews, as well as fees of approximately $0.19 million related to a Rule 144A private placement memorandum and a registration statement on Form S-4.
(2)	Includes fees pertaining to an audit of our employee benefit plan in 2006 and purchase accounting in 2005.
(3)	Fees for services rendered relating to tax issues.

Audit Committee Pre-Approval Procedures

The Audit Committee adopted a pre-approval procedure relating to audit and permitted non-audit services by our independent registered public accountants on December 11, 2006. The Audit Committee approved the services in connection with 2007 and 2006 audits. The Audit Committee’s policy is to review and pre-approve the audit and non-audit services performed by our independent auditors to ensure that the services do not impair the auditors’ independence. Additional engagements may be pre-approved by the Audit Committee from time to time, provided that pre-approval by the Audit Committee will not be required for de minimus non-audit services that are not prohibited services under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the Public Company Accounting Oversight Board. The Audit Committee will approve an annual program of work for audit, audit-related and tax services and may revise the list of pre-approved services and pre-approved fee levels from time to time based on subsequent determinations.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee for action by written consent. The Audit Committee may delegate one or more members of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent registered public accountants and associated fees, provided that such member reports any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, in accordance with its written charter, assists the Board of Directors in fulfilling its responsibility for monitoring the integrity of our accounting, auditing and financial reporting practices. Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent registered public accountants are responsible for reviewing and auditing the financial statements and expressing an opinion on the financial statements based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. The Audit Committee does not certify the financial statements or guarantee the independent registered public accountant’s report.

The Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the independent registered public accountants and the report of the independent registered public accountants. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2006 with our management and has discussed with Deloitte & Touche LLP, our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards Standard No. 61, Communication with Audit Committees. In addition, Deloitte & Touche LLP has provided the Audit Committee with, and the Audit Committee has reviewed, the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with Deloitte & Touche LLP their independence.

The Audit Committee has considered whether the independent registered public accountant’s provision of non-audit services to us is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accountant is independent from us and our management. The Audit Committee has reviewed with the independent registered public accountants the scope and plan for their audit.

The Audit Committee has met and discussed with management and the independent registered public accountant the fair and complete presentation of our consolidated financial statements. The Audit Committee has discussed significant accounting policies applied in the combined financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with GAAP and the Audit Committee has reviewed and discussed the combined financial statements with both management and the independent registered public accountant.

Relying on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

In addition, the Audit Committee has selected Deloitte & Touche LLP as our independent registered public accountant for 2007.

A copy of the Audit Committee’s written charter can be found on our website (www.intlcoal.com) by clicking on “Investors,” and then “Corporate Governance” and is available in print.

The Audit Committee

Cynthia B. Bezik (Chair)

William J. Catacosinos

Stanley N. Gaines

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Proposals which stockholders desire to have included in our proxy statement for the 2008 Annual Meeting, pursuant to Exchange Act Regulation 14a-8, must be addressed to our Secretary and received by us no earlier than January 18, 2008 and no later than February 15, 2008. Such proposals must be addressed to the International Coal Group, Inc., at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560, and should be submitted to the attention of Roger L. Nicholson by certified mail, return receipt requested. SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2008 Annual Meeting is March 3, 2008. If a stockholder gives notice of such a proposal after this deadline, our proxy agents will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Annual Meeting. The requirements found in our Amended and Restated Bylaws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in our proxy statement.

In accordance with our Amended and Restated Bylaws, any stockholder entitled to vote for the election of directors at the Annual Meeting may nominate persons for election as directors at the 2008 Annual Meeting of Stockholders only if our Secretary receives written notice of any such nominations no earlier than January 18, 2008 and no later than February 15, 2008. Any stockholder notice of intention to nominate a director shall include:

•	the name and address of the stockholder;

•	a representation that the stockholder is a holder of record entitled to vote and intends to appear in person or by proxy at the meeting at which directors will be elected;

•

the class, series and number of shares of our capital stock that are owned beneficially and of record by the stockholder giving notice and by the beneficial owner, if any, on whose behalf the nomination is made;

•	a description of all arrangements or understandings between or among any of:

•	the stockholder giving notice,

•	the beneficial owner on whose behalf the notice is given,

•	each nominee, and

•	any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving notice;

•	the name, age, business address, residence address and occupation of the nominee proposed by the stockholder;

•	information required by Regulation 14A of the Exchange Act;

•	the signed consent of each nominee to serve as our Director if so elected; and

•

whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of our shares entitled to vote required to elect such nominee or nominees.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees by personal interview or telephone. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

OTHER MATTERS

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the 2007 Annual Meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly presented for a vote, the proxies in the enclosed form will confer to the proxy holders the discretionary authority to vote according to their best judgment.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2006, was filed with the SEC on March 1, 2007 and is being sent to stockholders on or about April 17, 2007. Stockholders are referred to that report for financial and other information about us. A copy of that report can be obtained, free of charge, by submitting a written request to International Coal Group, Inc., Attn: General Counsel, 300 Corporate Centre Drive, Scott Depot, West Virginia 25560. That report is not incorporated by reference into this proxy statement and is not to be deemed a part of the proxy soliciting material.

By Order of the Board of Directors,

Roger L. Nicholson Senior Vice President, General Counsel and Secretary

Scott Depot, West Virginia

April 17, 2007

DIRECTIONS TO 2007 ANNUAL MEETING LOCATION

Tribeca Grand Hotel

2 Avenue of the Americas

New York, New York 10013

212.519.6600

DIRECTIONS

FROM JFK INTERNATIONAL AIRPORT:

1. Start going towards the Airport exit on I-678 North.

2. After 5 miles, take the Grand Central Parkway exit towards La Guardia Airport/Triboro Bridge, exit #10.

3. Merge on Grand Central Parkway West and go 1.6 miles.

4. Take the LIE exit towards Midtown Tunnel, exit #10 (0.8 miles).

5. Merge on I-495 West and go 3 miles.

6. Take 48th Street / Brooklyn Queens Expressway (I-278 W) and exit towards Brooklyn, exit #17.

7. Merge on I-278 West and go 4.3 miles.

8. Take the Tillary Street exit towards Brooklyn Civic Center/Manhattan Bridge, exit #29.

9. Bear right on Tillary Street and turn right on Flatbush Avenue EXT.

10. Continue on Manhattan Bridge for 1.3 miles and onto Canal Street.

11. Turn left on Broadway and then turn right on White Street. Hotel will be on the right.

12. To avoid parking tickets, please note that the drop-off zone is located on Church Street, not Sixth Avenue.

FROM LAGUARDIA AIRPORT:

1. Start going towards the Airport exit on Central Terminal and turn right on terminal A B C and D.

2. Continue on Airport exit towards Airport exit.

3. Bear right to take the Grand Central Parkway West ramp towards Manhattan/Parkway West.

4. Merge on Grand Central Parkway West (0.6 miles) and then take the (I-278 W)/BKLYN-QNS EXPWY exit towards Verrazano Narrows Bridge, exit #4.

5. Continue on Brooklyn Queens Expressway Ramp and merge on the highway.

6. Take the I-278 West exit and merge on I-278 West.

7. After 4.8 miles, take the Williamsburg Bridge exit towards Manhattan/Williamsburg Bridge, exit #32A.

8. Bear right on Williamsburg Bridge and continue on Delancey Street.

9. Continue on Kenmare for 0.2 miles and turn left on Lafayette Street.

10. Turn right on White Street. Hotel will be on the right.

11. To avoid parking tickets, please note that the drop-off zone is located on Church Street, not Sixth Avenue.

FROM NEWARK AIRPORT:

1. Start going towards the Airport exit on Newark International Airport exit.

2. Continue towards US-9/Newark-Elizabeth (US-22)/NY via Skyway (RT-21).

3. Continue on US-1 & 9 North/US-1 North/US-9 North towards New York/Port Newark for 7.5 miles.

4. Continue on US-1 & 9 North/US-1 North/US-9 North /RT-139 East for 1 mile.

5. Continue on 12th Street and continue on Boyle Plz.

6. Continue on Holland Tunnel and continue on Beach Street/Ericsson Pl. towards Brooklyn/Downtown.

7. Continue on Beach Street and continue on Walker Street.

8. Turn right on Broadway and then turn right on White Street.

9. Hotel will be on the right.

10. To avoid parking tickets, please note that the drop-off zone is located on Church Street, not Sixth Avenue.

Annex A

FORM OF PROXY CARD

International Coal Group, Inc.

This proxy is solicited by the Board of Directors for

the Annual Meeting of Stockholders to be held on May 17, 2007

The undersigned hereby appoints Wilbur L. Ross, Jr., Bennett K. Hatfield and Roger L. Nicholson, and each or any one of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned in all matters coming before the 2007 Annual Meeting of Stockholders of International Coal Group, Inc. to be held at the Tribeca Grand Hotel, 2 Avenue of the Americas, New York, NY 10013 on Thursday, May 17, 2007 at 10:00 a.m. Eastern Daylight Time, and any adjournment or postponement thereof, and to vote as shown on this card.

Please specify your choices by marking the boxes. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. Therefore, please complete this proxy card and mail it in the enclosed return envelope.

(Please be sure to sign and date the Proxy in the box below)

The Board of Directors recommends a vote FOR Proposals (1), (2) and (3). Please mark votes as in this example  ☒.

1. To elect two Class II Directors for a term of 3 years (except as marked to the contrary below): Cynthia B. Bezik and William J. Catacosinos	2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2007.

☐ FOR ☐ WITHHOLD ☐ FOR ALL EXCEPT INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominees name in the space provided below:	☐ FOR ☐ AGAINST ☐ ABSTAIN

3. To transact such other business as may properly come before the 2007 Annual Meeting or any adjournment or postponement thereof. ☐ FOR ☐ AGAINST ☐ ABSTAIN

The undersigned acknowledges receipt of the Notice of 2007 Annual Meeting of Stockholders and the proxy statement furnished therewith.

Signature of Stockholder	Signature of Co-holder (if any)
Date

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such.

If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Ú DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL Ú

International Coal Group, Inc.

300 Corporate Centre Drive Scott Depot, West Virginia 25560

YOUR VOTE IS IMPORTANT. CASTING YOUR VOTE IN THE WAY DESCRIBED ON THIS PROXY CARD VOTES ALL COMMON SHARES OF INTERNATIONAL COAL GROUP, INC. THAT YOU ARE ENTITLED TO VOTE. FOR SHARES REGISTERED IN YOUR NAME, YOUR PROXY MUST BE RECEIVED BY 12:00 A.M. (EASTERN DAYLIGHT TIME) ON MAY 16, 2007.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE RETURN ENVELOPE PROVIDED: